December 20, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Commissioners:

We have read the statements made by BioDelivery Sciences International, Inc. and Subsidiaries, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of BioDelivery Sciences International, Inc. and Subsidiaries dated December 20, 2019. We agree with the statements concerning our firm contained therein.

Very truly yours,

/s/ Cherry Bekaert LLP

Raleigh, North Carolina

2626 Glenwood Avenue, Suite 200, Raleigh, NC 27608-1045 | P 919.782.1040 | cbh.com